Exhibit 5.1
JONES DAY
December 22, 2010
Verint Systems Inc.
330 South Service Road
Melville, New York 11747
     Re:       Registration Statement on Form S-1 Filed by Verint Systems Inc.
Ladies and Gentlemen:
     We have acted as counsel for Verint Systems Inc., a Delaware corporation (the “Company”), in connection with the resale by a selling stockholder of up to 2,800,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, in connection with the Registration Statement on Form S-1 (Registration No. 333-169025) (the “Registration Statement”), filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Act”).
     In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares have been authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.
     The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ JONES DAY